Exhibit 99.1

RESPAWN ENTERTAINMENT AND EA PREPARE FOR TITANFALL ON MARCH 11, 2014

Titanfall: Collector’s Edition Available for Pre-Order Now in Extremely Limited Quantities

VAN NUYS, Calif. – Oct. 22, 2013 – Electronic Arts (NASDAQ: EA) announced today that Titanfall™, the debut game from acclaimed independent videogame developer Respawn Entertainment, will be landing on store shelves beginning March 11, 2014 exclusively for Xbox One, the all-in-one games and entertainment system from Microsoft, Xbox 360 games and entertainment system and PC. Already the winner of more than 80 coveted awards from critics around the world, Titanfall is winning over fans with its thrilling, dynamic first-person action gameplay featuring elite assault pilots and agile, heavily-armored, 24-foot titans. Crafted by one of the co-creators of Call of Duty and other key designers behind the Call of Duty franchise, Titanfall delivers a brand-new online experience that combines fluid, fast-paced multiplayer action with heroic, set-piece moments found in traditional campaign modes.

“Since we revealed the game in June we’ve been absolutely blown away by the reaction to Titanfall,” said Vince Zampella, a Co-Creator of Call of Duty and Co-Founder of Respawn Entertainment. “The feedback we’re getting from fans around the world is fueling our team as we head towards March and motivating us to deliver an experience that lives up to the hype.”

In addition to the standard edition of the game, the Titanfall: Collector’s Edition (SRP $249.99) will include an exclusive collectible 18” hand-crafted Atlas titan statue with diorama and battery-powered LED lighting, a full-size art book featuring more than 190 pages of rare concept art, and an exclusive full-size schematic poster of the Atlas Titan. The Titanfall: Collector’s Edition is available for pre-order now at select retailers.

Set in the near future on a distant frontier torn apart by war, Titanfall drops players in the middle of a conflict between the Interstellar Manufacturing Corporation (IMC) and the Militia. The action is rapid and varied – featuring parkour-style wall running, massive double jumps and the ability to hijack titans. The freedom to shift back and forth between pilot and titan allows players to change tactics on the fly, attacking or escaping depending on the situation and extending the action vertically to new heights.

Titanfall and the Titanfall: Collector’s Edition will be available for Xbox One, Xbox 360 and PC on March 11, 2014 in North America, and beginning March 13, 2014 in Europe. For more information on the game and how to pre-order, please visit www.titanfall.com. Join the conversation on Twitter® at www.twitter.com/titanfallgame and #Titanfall, or on Facebook® at www.facebook.com/titanfallgame. Press assets are available at info.ea.com.

About Respawn Entertainment

Founded in 2010, Respawn Entertainment is an independent videogame development studio based in Van Nuys, California. The studio was formed by Vince Zampella and Jason West, former co-founders of Infinity Ward and two of the co-creators of the multi-billion dollar franchise Call of Duty™. Titanfall is the studio’s debut title. More information about the company is available at www.respawn.com.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company delivers games, content and online services for Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 300 million registered players and operates in 75 countries.

In fiscal year 2013, EA posted GAAP net revenue of $3.8 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality blockbuster brands such as The Sims™, Madden NFL, FIFA Soccer, Need for Speed™, Battlefield™ and Mass Effect™. More information about EA is available at www.ea.com/news.

The Sims, Need for Speed, Mass Effect, Battlefield and Battlefield 4 are trademarks of Electronic Arts Inc. and its subsidiaries. John Madden, NFL and FIFA are the property of their respective owners and used with permission. Titanfall is a trademark of Repawn Entertainment, LLC. Twitter is a registered trademark of Twitter, Inc. Facebook is a registered trademark of Facebook Inc.